CONTACTS: John Ambler Vice President Corporate Communications T - (412) 433-2407 E - joambler@uss.com	Kevin Lewis Vice President Investor Relations T - (412) 433-6935 E - KLewis@uss.com	NEWS RELEASE

FOR IMMEDIATE RELEASE:

Terry L. Dunlap Elected to U. S. Steel Board of Directors

PITTSBURGH, February 22, 2022 – United States Steel Corporation (NYSE: X) (“U. S. Steel”) today announced that Terry L. Dunlap has been elected to the company’s Board of Directors.
Mr. Dunlap is principal of Sweetwater LLC, a consulting firm with a focus on manufacturing and technology. Previously, he served as Interim Chief Executive Officer and President of TimkenSteel Corporation from 2019 to 2021. Mr. Dunlap spent 31 years with Allegheny Technologies, where he served as Executive Vice President, Flat-Rolled Products from May 2011 until his retirement in December 2014; President, ATI Allegheny Ludlum from 2002 to 2014; and Group President, ATI Flat-Rolled Products from 2008 to 2011.
Mr. Dunlap is a member of the Board of Directors at Matthews International and Ampco-Pittsburgh Corporation, and previously served on the board of directors of TimkenSteel Corporation. He is a member and past president of the Indiana University of Pennsylvania Foundation Board.
Mr. Dunlap received a Bachelor of Science degree in marketing from Indiana University of Pennsylvania.

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News Release

2022-010

Founded in 1901, United States Steel Corporation is a leading steel producer. With an unwavering focus on safety, the company’s customer-centric Best for AllSM strategy is advancing a more secure, sustainable future for U. S. Steel and its stakeholders. With a renewed emphasis on innovation, U. S. Steel serves the automotive, construction, appliance, energy, containers, and packaging industries with high value-added steel products such as U. S. Steel’s proprietary XG3™ advanced high-strength steel. The company also maintains competitively advantaged iron ore production and has an annual raw steelmaking capability of 22.4 million net tons. U. S. Steel is headquartered in Pittsburgh, Pennsylvania, with world-class operations across the United States and in Central Europe. For more information, please visit www.ussteel.com.

©2022 U. S. Steel. All Rights Reserved www.ussteel.com United States Steel Corporation